FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President and CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 The Trout Group LLC Chad Rubin (Investors)

Tel: (212) 477-9007 ext. 47

Avalon Pharmaceuticals Reports Third Quarter 2006 Results

GERMANTOWN, MD, November 7, 2006 — Avalon Pharmaceuticals, Inc. (Nasdaq and NYSE Arca: AVRX), a biopharmaceutical company focused on the discovery and development of small molecule therapeutics, today announced financial and operational results for the third quarter and nine months ended September 30, 2006.

“In the third quarter of 2006, our internal discovery and development programs focused on novel drugs to treat cancer continued to make great progress and we continue to be encouraged by the progress of our phase I clinical trial for AVN944, showing tolerance by patients to increasing dose levels,” stated Kenneth C. Carter, Ph.D., President and CEO of Avalon. “Our discovery programs and partnerships with Novartis, MedImmune and ChemDiv also continue to advance. We are also very pleased to have made several important additions to our management and leadership support.”

THIRD QUARTER AND RECENT OPERATIONAL HIGHLIGHTS

AVN944: The AVN944 phase I repeat-dose dose escalation trial in patients with advanced hematological malignancies, divided into two cohorts, continues to progress. Cohort 1 has patients with acute myelogenous leukemia and cohort 2 has enrolled patients with multiple myeloma and chronic lymphocytic leukemia. The enrollment and progress of the trial is on schedule with seven dose groups completed and two additional groups enrolling. Avalon’s AvalonRx® technology is also in use, showing that even the lowest doses of AVN944 given to patients is having a biologic effect on cancer cells.

Internal Programs and Partnerships: Both the Beta-catenin and Aurora pathway inhibitor programs are now in lead optimization. The Company continues to synthesize active analogs in both programs, and is improving the biological properties of each series and characterization of the structure-activity-relationship using AvalonRx®. Additional testing has also been initiated in both series to define the toxicological and pharmacological properties of the selected compounds.

Avalon’s drug discovery collaboration with MedImmune has completed the high throughput screening phase and several compound families have been selected for further characterization. These compound families have progressed into the hit-to-lead process, and are being qualified in assays at both Avalon and MedImmune.

Additionally, the drug discovery collaboration with Novartis has reached the final stages of signature selection and work on the high-throughput screening phase is expected to begin by the end of the year.

Work on the ChemDiv collaboration has started with the first screening project selected and screen design and signature generation is underway.
During this quarter, Avalon also made significant progress on its early stage discovery initiatives and has begun a high-throughput screen targeting the Survivin pathway.

Leadership Highlights

•	New Chief Business Officer: The Company appointed David D. Muth to the newly created position of Executive Vice President, Chief Business Officer, effective September 21, 2006. Mr. Muth will contribute to the development of the corporate strategy, be responsible for developing new commercial opportunities and direct all business development activities. Mr. Muth has over 25 years of business experience in the biotechnology and pharmaceutical industries.

•	New Board of Directors Member: The Company recently announced the appointment of David Kabakoff, Ph.D., to its board of directors. Dr. Kabakoff is the current President and CEO of Strategy Advisors which he established in 2001 to provide business and strategic advisory services to life sciences companies. Prior to its acquisition by Cephalon, Inc. in June 2005, Dr. Kabakoff served as Chairman and Chief Executive Officer of Salmedix, Inc., a company he co-founded in 2001 to develop novel oncology drugs.

•	New Scientific Advisory Board Member: The Company appointed Todd R. Golub, M.D., to the position of Chairman of its Scientific Advisory Board. Dr. Golub is a founding member of the Broad Institute and serves as director of its Cancer Program.

FINANCIAL DETAILS

•	Total revenues increased to $1.1 million, for the three months ended September 30, 2006, compared to $748,000 for the three months ended September 30, 2005. Total revenues increased to $2.1 million, for the nine months ended September 30, 2006, compared to $748,000 for the nine months ended September 30, 2005. Substantially all 2006 revenues are related to our collaboration agreements with MedImmune, Inc. and Novartis Institutes for Biomedical Research, Inc. A small portion of revenue was attributable to our collaboration agreement with the University of Louisville.

•	Operating expenses. Total costs and expenses from operations increased to $5.1 million for the three months ended September 30, 2006, compared to $4.4 million for the three months ended September 30, 2005. This increase is primarily related to compensation expense related to the issuance of stock options under FAS123®, an increase in clinical trial costs related to our AVN944 drug candidate, an increase in lab supplies expense related, in part, to our collaboration agreements with MedImmune and Novartis and other expenses directly related to operating as a public company. Total costs and expenses from operations decreased to $15.6 million for the nine months ended September 30, 2006, compared to $16.8 million for the nine months ended September 30, 2005. This decrease was primarily attributable to the inclusion in the prior year period of an upfront payment of $5.0 million to Vertex Pharmaceuticals for the in-license of AVN944. This decrease was offset by increases in compensation expense related to the issuance of stock options under FAS123®, an increase in clinical trial costs related to our AVN944 drug candidate, an increase in lab supplies expense related, in part, to our collaboration agreement with MedImmune and Novarits and other expenses directly related to operating as a public company.

•	Net loss was $3.7 million for the third quarter of 2006, compared to a net loss of $3.6 million in the third quarter of 2005. For the first nine months of 2006, net loss was $12.7 million, compared to a net loss of $16.3 million in the first nine months of 2005.

•	Net loss per share applicable to common stockholders during the third quarter of 2006 was $0.37 compared to a loss of $25.58 in the comparable quarter of last year. During the first nine months of 2006, net loss per share applicable to common stockholders was $1.30 compared to a net loss per share of $125.89 in the first nine months of 2005. As a result of the initial public offering, which closed on October 4, 2005 — subsequent to the end of the third quarter of 2005, the per share loss applicable to common stockholders for the three and nine month periods ending September 30, 2005, does not reflect the conversion of preferred shares into 5,021,014 shares of common stock or shares of common stock that were sold to the public.

As of September 30, 2006, cash, cash equivalents and marketable securities totaled $23.9 million. Of this amount, $5.5 million was held in a restricted account to serve as collateral for our long-term debt.

CONFERENCE CALL & WEBCAST INFORMATION

Avalon Pharmaceuticals’ senior management will host a conference call on Wednesday, November 8, 2006, at 8:00 a.m. EST, to discuss the quarterly results. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing (800) 564-2813 (in the U.S.) and (617) 614-3529 (internationally), and providing the participant pass code, 80900111. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.Avalonrx.com. An archived version of the webcast will also be available through December 30, 2006 on Avalon’s website.

About Avalon Pharmaceuticals
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of small molecule therapeutics for the treatment of cancer. Avalon seeks to discover and develop novel therapeutics through the use of a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis which it calls AvalonRx®. This platform facilitates drug discovery by expanding the range of therapeutic targets for drug intervention, including targets and target pathways frequently considered intractable using conventional HTS approaches, allows more informed decisions about which compounds to advance towards clinical trials, and facilitates drug development through identification of biomarkers of efficacy that can stratify patients or provide early indicators of response. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Maryland.

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to progress in our drug discovery programs and our collaborations, and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs and collaborations may not be successful and that AVN944 will not progress successfully in its clinical trials, and other risks described in our SEC filings. There can be no assurance that our development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2005 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

AVALON PHARMACEUTICALS, INC.
STATEMENTS OF OPERATIONS
( in thousands except for per share amounts)
(Unaudited)

	Three Months Ended	September 30,	Nine Months Ended	September 30,
	2006	2005	2006	2005
Revenues	$1,115	$748	$2,071	$748
Costs and expenses:
Research and development	3,422	3,174	9,909	13,188
General and administrative	1,685	1,185	5,734	3,634
Total costs and expenses	5,107	4,359	15,643	16,822

Loss from operations	(3,992)	(3,611)	(13,572)	(16,074)
Total other income (expense):	269	(32)	861	(249)

Net Loss	$(3,723)	$(3,643)	$(12,711)	$(16,323)
Accretion of redeemable convertible preferred stock
issuance costs	—	(370)	—	(1,111)
Net loss attributed to common stockholders	$(3,723)	$(4,013)	$(12,711)	$(17,434)

Net loss attributed to common stockholders
per common share — basic and diluted	$(0.37)	$(25.58)	$(1.30)	$(125.89)

Weighted average number of
common share — basic and diluted	10,106,947	156,872	9,744,184	138,490

AVALON PHARMACEUTICALS, INC.
BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Cash, cash equivalents and marketable securities	$18,428	$21,436
Restricted cash and securities	5,520	6,313
Property and equipment, net	9,260	10,997
Other assets, net	2,284	2,536
Total assets	$35,492	$41,282
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$5,717	$5,514
Long-term liabilities	7,857	9,885
Total stockholders’ equity	21,918	25,883
Total liabilities and stockholders’ equity	$35,492	$41,282

###